Exhibit 99.1

Nordstrom, Inc. Announces Closing of $675 Million of Senior Unsecured Notes

Proceeds to be used to redeem 2025 secured notes, fully unencumbering real estate

Reduces annualized interest expense by approximately $30 million

Creates flexibility for additional de-leveraging

SEATTLE, Wash (April 8, 2021) - Nordstrom, Inc. (NYSE: JWN) announced today the closing on April 8, 2021 of its previously announced offering of $250 million aggregate principal amount of its 2.300% Senior Notes due 2024 (the “2024 Notes”) and $425 million aggregate principal amount of its 4.250% Senior Notes due 2031 (the “2031 Notes” and, together with the 2024 Notes, the “Notes”).

The Company will use the net proceeds from the sale of the Notes, together with cash on hand, to redeem in full the $600 million aggregate principal amount of outstanding 8.750% Senior Secured Notes due 2025 (the “2025 Notes”), which were issued in April 2020 during the onset of the COVID-19 pandemic. The redemption price for the 2025 Notes is equal to 100% of the principal amount plus accrued and unpaid interest, including a “make-whole” premium. The redemption date for the 2025 Notes is April 24, 2021.

As a result of this redemption, the Company’s bond portfolio once again will be entirely unsecured, and the real estate used to secure the 2025 Notes will be fully unencumbered.

Together, these transactions will reduce annualized interest expense by approximately $30 million, beginning in the second quarter of fiscal 2021. Interest expense in the first quarter of fiscal 2021 will include charges of approximately $90 million, primarily related to the “make-whole” premium and unamortized issue costs associated with the 2025 Notes.

The closing of the offering will also create flexibility for additional de-leveraging with the 2024 Notes, which includes a par-call feature beginning in April 2022. The Company remains on track to reduce its leverage ratio to approximately 3x by the end of 2021 and 2.5x by the end of 2022.

“This pandemic presented us with unprecedented challenges. After the health and safety of our employees and customers, our priority has been to ensure the long-term financial success of the company,” said Anne Bramman, chief financial officer of Nordstrom, Inc. “We’re pleased with the progress our business has made in recovering from the impacts of COVID-19 and are optimistic about our future growth opportunities. With the completion of this refinancing, we are further strengthening our financial position. This is an important milestone in our return to targeted leverage ratios and an investment grade capital structure.”

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state or other securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. In connection with the offering of the Notes, the Company agreed to file a registration statement with respect to an offer to exchange the Notes for substantially similar notes that are registered under the Securities Act within 180 days after the closing of the offering or, in certain circumstances, register the resale of the Notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT NORDSTROM

Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 358 stores in the U.S. and Canada, including 100 Nordstrom stores; 249 Nordstrom Rack stores; two clearance stores; and seven Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstrom.ca, Nordstromrack.com, HauteLook.com and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “intends” and similar expressions identify certain of these forward-looking statements. All statements contained in this press release that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
NordstromPR@Nordstrom.com